ONEITA INDUSTRIES, INC.
              Statement Regarding Computation of Per Share Earnings For the Years Ended September 30, 1995, 1994 and 1993
                    (In thousands, except per share amounts)

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

                                                           Years Ended September 30,
                                                    1995              1994           1993
                                                    --------------------------------------
Net income (loss) per share:


   Net income (loss)                                $2,820              $(6,821)           $(2,977)
                                                    =======             ========           ========

   Shares:
     Weighted average shares                         6,922                6,961              6,753
     Add shares related to dilutive effect of
       outstanding stock options                        62                   18                143
                                                    -------               ------            ------
     Weighted average number of shares outstanding   6,984                6,979              6,896
                                                    =======               ======            =======

   Net income (loss) per share                        $.40               $ (.98)             $(.43)
                                                    =======              =======            =======

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